WILLIAMS LAW GROUP, P.A.

2503 West Gardner Court

Tampa, FL  33611

Phone: 813.831.9348

Fax:  813.823.5284

September 8, 2004

Atlantic Synergy, Inc.

Via Telefax

Re:

Registration Statement on Form S-8

Transferability of certain shares without restrictions under Rule 144

Dear Sirs:

I have acted as counsel for Atlantic Synergy, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 2,250,000  shares of the Company's common stock, (the "Common Stock"), issuable pursuant to the 2004 Officer/Director/Employee Stock Award Plan [“Plan”] attached as an exhibit to the Form S-8.

This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated September 8, 1991, issued by the Business Law Section of the Florida Bar (the “Report”).  The Report is incorporated by reference into this opinion. In rendering this opinion, we have examined original, photostatic or certified copies of certain records, including the Company’s SEC filings and minutes related thereto.

For the purpose of rendering this opinion:

•

*    We have assumed that no person or entity has engaged in fraud or misrepresentations regarding the inducement relating to, or the execution or delivery of, the documents reviewed;

*    We have relied solely upon representations of the Company without investigation;

*    We have made certain assumptions upon which this opinion is based; and

*    We have examined such corporate documents and records and have made such legal and factual examinations and inquiries and have relied upon such certificates, statements, representations or affidavits of the company, as well as corporate or other records of the company and certificates of public officials or opinions and documents of others as we deemed necessary or appropriate. In such examination, we have assumed the genuineness of all signatures on originals and certified or otherwise identified documents and/or the conformity to originals or certified or otherwise identified documents or all copies submitted to us as conformed or as accurate copies.

In the event that any of the facts or assumptions are different from those which have been furnished to us and/or upon which we have relied, including representations of the Company, the opinions as set forth below cannot be relied upon.

Based on the foregoing examination, I am of the opinion that the 2,250,000 shares of Common Stock issuable under the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.  Further, when issued under the Registration Statement, the shares may be transferred free and clear of all restrictions and the Shares shall not bear any restrictive legend.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.  I also consent to your furnishing this opinion to the transfer agent, who may rely thereon.

If you have any questions, please do not hesitate to contact this office.

Sincerely,

/s/  Michael T. Williams

Michael T. Williams, Esq.